EXHIBIT 10.1

TITAN IRON ORE CORP.

$200,000

TWELVE PERCENT (12%) CONVERTIBLE NOTE
DATED SEPTEMBER 18, 2013

THIS NOTE (the "Note") is a duly authorized Convertible Note of TITAN IRON ORE CORP., a(n) NEVADA corporation (the "Company").

FOR VALUE RECEIVED, including the complete surrender of the $200,000 face value of the Original Promissory Note between Wyomex, LLC and the Company dated April 2, 2012, purchased by the Holder hereunder from Wyomex pursuant to that Assignment Agreement dated September 18, 2013, in exchange for this Convertible Note, the Company promises to pay Magna Group, LLC (the "Holder"), the principal sum of $200,000 (the "Principal Amount") or such lesser principal amount following the conversion or conversions of this Note in accordance with Paragraph 2 (the "Outstanding Principal Amount") on September 18, 2014 (the "Maturity Date"), and to pay interest on the Outstanding Principal Amount ("Interest") in a lump sum on the Maturity Date, at the rate of twelve percent (12%) per Annum (the "Rate") from the date of issuance.

Accrual of Interest shall commence on the date of this Note and continue until the Company repays or provides for repayment in full the Outstanding Principal Amount and all accrued but unpaid Interest. Accrued and unpaid Interest shall bear Interest at the Rate until paid, compounded monthly. The Outstanding Principal Amount of this Note is payable on the Maturity Date in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts, at the address last appearing on the Note Register of the Company as designated in writing by the Holder from time to time. The Company may prepay principal and interest on this Note at any time before the Maturity Date.

The Company will pay the Outstanding Principal Amount of this Note on the Maturity Date, free of any withholding or deduction of any kind (subject to the provision of paragraph 2 below), to the Holder as of the Maturity Date and addressed to the Holder at the address appearing on the Note Register.

This Note is subject to the following additional provisions:

1.           All payments on account of the Outstanding Principal Amount of this Note and all other amounts payable under this Note (whether made by the Company or any other person) to or for the account of the Holder hereunder shall be made free and clear of and without reduction by reason of any present and future income, stamp, registration and other taxes, levies, duties, cost, and charges whatsoever imposed, assessed, levied or collected by the United States or any political subdivision or taxing authority thereof or therein, together with interest thereon and penalties with respect thereto, if any, on or in respect of this Note (such taxes, levies, duties, costs and charges being herein collectively called "Taxes").

2.           The Holder of this Note is entitled, at its option, at any time after the issuance of this Note, to convert a maximum of 300% of the average daily dollar volume in the ten day period ending on the day that the Holder elects conversion as reported on the Common Stock's appropriate exchange or any lesser portion of the Outstanding Principal Amount and accrued but unpaid Interest into Common Stock at a conversion price (the "Conversion Price") for each share of Common Stock equal to a price which is a 20% discount from the lowest VWAP in the five (5) days prior to the day that the Holder requests conversion, unless otherwise modified by mutual agreement between the Parties (the "Conversion Price") (The Common stock into which the Note is converted shall be referred to in this agreement as "Conversion Shares"). The Issuer will not be obligated to issue fractional Conversion Shares. The Holder may convert this Note into Common Stock by surrendering the Note to the Company, with the form of conversion notice attached to the Note as Exhibit B, executed by the Holder of the Note evidencing such Holder's intention to convert the Note. If the Borrower is unable to issue any shares under this provision due to the fact that there is an insufficient number of authorized and unissued shares available, the Holder promises not to force the Borrower to issue these shares or trigger an Event of Default, provided that Bo4rower takes immediate steps required to get the appropriate level of approval from shareholders or the board of directors, where applicable to raise the number of authorized shares to satisfy the Notice of Conversion. If the stock becomes DTC Chilled, there will be an additional 5% discount for each conversion.

Unless otherwise mutually agreed upon, the Holder of this Note agrees that upon conversion of any of the outstanding Convertible Notes, not to sell, in any given trading day, more than 10% of the greater of 1) the total amount of shares received from each conversion of the any Convertible Note or 2) the total daily dollar volume of the Company. These restrictions on conversions shall hereby be referred to as the "Conversion Restrictions".

If any of the following actions occur while the Holder is still owed any principal amount, the Conversion Restrictions will no longer be in effect:

a)	The Trading Price (as defined below) of the Company's Common Stock falls below $0.003;
b)	The Ten (10) Day Average Daily Dollar Volume is Less than $3,000
c)	If any material changes occur within the Company.
d)	If the Company fails to file any annual or quarterly report as required by the Securities and Exchange Commission.
e)	If the Company receives a DTC "Chill" with regards to depositing and transferring of the Company's securities.

2.1	Method of Conversion.

(a)          Mechanics of Conversion. Subject to Section 1., this Note may be converted by the Holder in whole or in part at any time from time to time after the Issue Date, by : (A) submitting to the Borrower a Notice of Conversion (by facsimile, e-mail or other reasonable means of communication dispatched on the Conversion Date prior to 6:00 p.m., New York, New York time) and (B) subject to Section I.4(b), surrendering this Note at the principal office of the Borrower.

Not later than four (4) business Days after Holder delivers to Maker a proper Conversion Notice and an opinion of counsel in accordance with this Agreement (the "Delivery Date"), Maker or its designated transfer agent, as applicable, shall cause the issuance and delivery to the Holder of a certificate registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If in the case of any Conversion Notice such certificate or certificates are not delivered to or as directed by the Holder by the Delivery Date, the Holder shall be entitled by written notice to Maker at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event Maker shall immediately return the Note tendered for conversion (if applicable), and whereupon the Maker and the Holder shall each be restored to their respective positions immediately prior to the delivery of such notice of revocation.

The Maker understands that a delay in the delivery of the shares of Common Stock upon proper conversion of this Note beyond the Delivery Date could result in economic loss to the Holder. If Maker intentionally fails to deliver to the Holder such certificates by the Delivery Date (except where such failure is a result of an improper conversion notice due to Holder's good faith conversion notice error or a breach of contract by the Holder in either case the Company shall notify the holder of any issues in honoring a conversion via email within 6 business hours of receiving a conversion notice via email), the Maker shall pay to the Holder, in cash, an amount per Trading Day for each Trading Day until such certificates are delivered, starting with Delivery Date, together with interest on such amount at a rate of 10% per annum, accruing until such amount and any accrued interest thereon is paid in full, equal to $500 per day (which amount shall be paid as liquidated damages and not as a penalty). Nothing herein shall limit the Holder's right to pursue actual damages for Maker's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and the Holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief). Notwithstanding anything to the contrary contained herein, the Holder shall be entitled to withdraw a Conversion Notice, and upon such withdrawal the Maker shall only be obligated to pay the liquidated damages accrued through the date the Conversion Notice is withdrawn.

In addition to any other rights available to the Holder, if Maker intentionally fails to cause its transfer agent to transmit to the Holder a certificate or certificates representing the shares of Common Stock issuable upon conversion of this Note on or before the Delivery Date (except where such failure is a result of an improper conversion notice due to Holder's good faith conversion notice error or a breach of contract by the Holder in either case the Company shall notify the holder of any issues in honoring a conversion via email within 6 business hours of receiving a conversion notice via email), and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the shares of Common Stock issuable upon conversion of this Note which the Holder anticipated receiving upon such conversion (a "Buy-In"), then the Maker shall (1) pay in cash to the Holder the amount by which (x) the Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares of Common Stock issuable upon conversion of this Note that Maker was required to deliver to the Holder in connection with the conversion at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the Holder, either reinstate the portion of the Note and equivalent number of shares of Common Stock for which such conversion was not honored or deliver to the Holder the number of shares of Common Stock that would have been issued had Maker timely complied with its conversion and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-1n with respect to an attempted conversion of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Maker shall be required to pay the Holder $1,000. The Holder shall provide the Maker written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Maker. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to Maker's failure to timely deliver certificates representing shares of Common Stock upon conversion of this Note as required pursuant to the terms hereof.

The Company will not issue fractional shares or scrip representing fractions of shares of Common Stock on conversion, but the Company will round the number of shares of Common Stock issuable up to the nearest whole share. The date on which a Notice of Conversion is given shall be deemed to be the date on which the Holder notifies the Company of its intention to so convert by delivery, by facsimile transmission or otherwise, of a copy of the Notice of Conversion. Notice of Conversion may be sent by email to the Company, attn: Mr. Andrew Brodkey, President, CEO. The Holder will deliver this Note, together with original executed copy of the Notice of Conversion, to the Company within three (3) business days following the Conversion Date. At the Maturity Date, the Company will pay any unconverted Outstanding Principal Amount and accrued Interest thereon, at the option of the Company, in either (a) cash or (b) Common Stock valued at a price equal to the Conversion Price determined as if the Note was converted in accordance with its terms into Common Stock on the Maturity Date.

3.           No provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to the payment of the Outstanding Principal Amount of this Note at the Maturity Date, and in the coin or currency herein prescribed. This Note and all other Notes now or hereafter issued on similar terms are direct obligations of the Company. In the event of any liquidation, reorganization, winding up or dissolution, repayment of this Note shall not be subordinate in any respect to any other indebtedness of the Company outstanding as of the date of this Note or hereafter incurred by the Company.

Such non-subordination shall extend without limiting the generality of the foregoing, to all indebtedness of the Company to banks, financial institutions, equipment lessors and equipment finance companies, but shall exclude trade debts. Any warrants, options or other securities convertible into stock of the Company issued before the date hereof shall rank pari passu with the Note in all respects

4.           If at any time or from time to time after the date of this Note, the Common Stock issuable upon the conversion of the Note is changed into the same or different numbers of shares of any class or classes of stock, whether by recapitalization or otherwise, then in each such event the Holder shall have the right thereafter to convert the Note into the kind of security receivable in such recapitalization, reclassification or other change by holders of Common Stock, all subject to further adjustment as provided herein. In such event, the formulae set forth herein for conversion and redemption shall be equitably adjusted to reflect such change in number of shares or, if shares of a new class of stock are issued, to reflect the market price of the class or classes of stock issued in connection with the above described transaction.

5.           Events of Default.

5.1.	A default shall be deemed to have occurred upon any one of the following events:

5.1.1.
Withdrawal from registration of the Issuer under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), either voluntary or involuntary, except where the Issuer has been acquired by another entity.

5.1.2.
Issuer filing for bankruptcy protection under the federal bankruptcy laws, or any act of insolvency under any state law regarding insolvency, without written notification to the Investor within five business days of such filing, meeting or action.

5.1.3.
Unless the Holder has materially breached its obligations, representations and warrantiesunder the Note and other documents related to this transaction, or otherwise does not qualify for the registration exemptions for the Common Stock (where the Holder has requested removal of restrictive legends), the Borrower fails to issue shares of Common Stock to the Holder (or announces or threatens in writing that it will not honor its obligation to do so) upon proper exercise by the Holder of the conversion rights of the Holder in accordance with the terms of this Note, fails to transfer or cause its transfer agent to transfer (issue) (electronically or in certificated form) any certificate for shares of Common Stock issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note, the Borrower directs its transfer agent not to transfer or delays, impairs, and/or hinders its transfer agent in transferring or issuing (electronically or in certificated form) any certificate for shares of Common Stock to be issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note, or fails to remove (or directs its transfer agent not to remove or impairs, delays, and/or hinders its transfer agent from removing) any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any certificate for any shares of Common Stock issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note (or makes any written announcement, statement or threat that it does not intend to honor the obligations described in this paragraph) and any such failure shall continue uncured (or any written announcement, statement or threat not to honor its obligations shall not be rescinded in writing) for three (3) business days after the Holder shall have delivered a Notice of Conversion.

5.1.4.	Failure to pay the principal and unpaid but accrued interest on the Note when due.

5.1.5.	Any dissolution, liquidation, or winding up of Borrower or any substantial portion of its business.

5.1.6.	Any permanent cessation of operations by Borrower.

5.1.7.
The failure by Borrower to maintain any material intellectual property rights, personal, realproperty or other assets which are necessary to conduct its business (whether now or in the future)., where such failure would have a material adverse effect on the Borrower, and provided that the Borrower has not taken steps to cure such material adverse effect within seven business days of such occurrence.

5.1.8.	The Borrower effectuates a reverse split of its Common Stock without twenty (20) days prior written notice to the Holder.

5.1.9
In the event that the Borrower proposes to replace its transfer agent, the Borrower fails toprovide, prior to the effective date of such replacement, fully executed Irrevocable Transfer Agent Instructions substantially in the form substantially as initially delivered pursuant to the Purchase Agreement (including but not limited to the provision to irrevocable reserve shares of Common Stock in the Reserved Amount) signed by the successor transfer agent to Holder and the Borrower.

5.1.10
Except where the Borrower has been acquired by another entity, from and after the initial trading, listing or quotation of the Common Stock on a Principal Market, an event resulting in the Common Stock no longer being traded, listed or quoted on a Principal Market; failure to comply with the requirements for continued quotation on a Principal Market; or notification from a Principal Market that the Borrower is not in compliance with the conditions for such continued quotation and such non-compliance continues and the Borrow has not taken steps to cure such non-compliance for seven (7) trading days following such notification.

5.11.11	If within 60 calendar days of the execution of this agreement, the Company fails to change its transfer agent from Computershare Inc.

5.2.
Default remedies. Upon the occurrence and during the continuation of any Event of Default specified in Section 2.6.4 (solely with respect to failure to pay the principal hereof or interest thereon when due at the Maturity Date), the Note shall become immediately due and payable and the Borrower shall pay to the Holder, in full satisfaction of its obligations hereunder, an amount equal to the Default Sum (as defined herein). UPON THE OCCURRENCE AND DURING THE CONTINUATION OF ANY EVENT OF DEFAULT SPECIFIED IN SECTION 2.6.3, THE NOTE SHALL BECOME IMMEDIATELY DUE AND PAYABLE AND THE BORROWER SHALL PAY TO THE HOLDER, IN FULL SATISFACTION OF ITS OBLIGTAIONS HEREUNDER, AN AMOUNT EQUAL TO: (Y) THE DEFAULT SUM (AS DEFINED HEREIN); MULTIPLIED BY (Z) TWO (2). Upon the occurrence and during the continuation of any Event of Default specified in Sections 5.1.1 (solely with respect to failure to pay the principal hereof or interest thereon when due on this Note, 5.1.1, 5.1.2, 5.1.5, 5.1.6, 5.1.7, 5.1.8, and/or 5.1.9 exercisable through the delivery of written notice to the Borrower by such Holders (the "Default Notice"), and upon the occurrence of an Event of Default specified in the remaining sections of Section 5.1 (other than failure to pay the principal hereof or interest thereon at the Maturity Date specified in Section 5.1.4 hereof), the Note shall become immediately due and payable and the Borrower shall pay to the Holder, in full satisfaction of its obligations hereunder, an amount equal to the greater of (i) 150%times the sum of (w) the then outstanding principal amount of this Note plus (x) accrued and unpaid interest on the unpaid principal amount of this Note to the date of payment (the "Mandatory Prepayment Date") plus (y) Default Interest, if any, on the amounts referred to in clauses (w) and/or (x) (the then outstanding principal amount of this Note to the date of payment plus the amounts referred to in clauses (x) and (y) shall collectively be known as the "Default Sum") or (ii) the "parity value" of the Default Sum to be prepaid, where parity value means (a) the highest number of shares of Common Stock issuable upon conversion of or otherwise pursuant to such Default Sum, treating the Trading Day immediately preceding the Mandatory Prepayment Date as the "Conversion Date" for purposes of determining the lowest applicable Conversion Price, unless the Default Event arises as a result of such breach in respect of a specific Conversion Date in which case such Conversion Date shall be the Conversion Date, multiplied by (b) the highest Closing Price for the Common Stock during the period beginning on the date of first occurrence of the Event of Default and ending one day prior to the Mandatory Prepayment Date (the "Default Amount") and all other amounts payable hereunder shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, legal fees and expenses, of collection, and the Holder shall be entitled to exercise all other rights and remedies available at low or in equity.

If the Borrower fails to pay the Default Amount within five (5) business days of written notice that such amount is due and payable, then the Holder shall have the right at any time, so long as the Borrower remains in default (and so long and to the extent that there are sufficient authorized shares), to require the Borrower, upon written notice, to immediately issue, in lieu of the Default Amount, the number of shares of Common Stock of the Borrower equal to the Default Amount divided by the Conversion Price then in effect.

6.           Prepayment. At any time that the Note remains outstanding, upon three business days' written notice (the "Prepayment Notice") to the Holder, the Company may pay 130% of the entire Outstanding Principal Amount of the Note plus any accrued but unpaid Interest. If the Company gives written notice of prepayment, the Holder continues to have the right to convert principal and interest on the Note into Conversion Shares until three business days elapses from the Prepayment Notice.

7.           Intentionally Omitted.

8.           The Company covenants that until all amounts due under this Note are paid in full, by conversion or otherwise, unless waived by the Holder or subsequent Holder in writing, the Company shall: give prompt written notice to the Holder of any Event of Default or of any other matter which has resulted in, or could reasonably be expected to result in a materially adverse change in its financial condition or operations;

give prompt notice to the Holder of any claim, action or proceeding which, in the event of any unfavorable outcome, would or could reasonably be expected to have a Material Adverse Effect (as defined in the Note Purchase Agreement) on the financial condition of the Company;

at all times reserve and keep available out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of this Note into Common Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of the Outstanding Principal Amount of this Note into Common Stock.

9.           Upon receipt by the Company of evidence from the Holder reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note,

(i)  in the case of loss, theft or destruction, upon provision of indemnity reasonably satisfactory to it and/or its transfer agent, or

(ii)  in the case of mutilation, upon surrender and cancellation of this Note, then the Company at its expense will execute and deliver to the Holder a new Note, dated the date of the lost, stolen, destroyed or mutilated Note, and evidencing the outstanding and unpaid principal amount of the lost, stolen, destroyed or mutilated Note.

10.         If any term in this Note is found by a court of competent jurisdiction to be unenforceable, then the entire Note shall be rescinded, the consideration proffered by the Holder for the remaining Debt acquired by the Holder not converted by the Holder in accordance with this Note shall be returned in its entirety and any Conversion Shares in the possession or control of the Investor shall be returned to the Issuer.

11.         The Note and the Agreement between the Company and the Holder (including all Exhibits thereto) constitute the full and entire understanding and agreement between the Company and the Holder with respect to the subject hereof. Neither this Note nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

12.         This Note shall be governed by and construed in accordance with the internal laws of the State of New York.

13.         Legal Opinion. The Investor's counsel has provided an opinion regarding the applicable exemption from registration under the Securities Act for the issuance of the Conversion Shares pursuant to the terms and conditions of this Agreement and the Note, which provides that upon conversion at any time following the date hereof, the shares received as a result of the conversion shall be issued unrestricted in accordance with the appropriate exemption. If the Issuer declines to provide, or requests that Investor counsel prepare an opinion, the Issuer agrees to bear the cost of the letter.

14.         Conditions. The Issuer acknowledges the Investor's participation in respect to this Agreement is on a conditions permitting basis. In the event that the transaction risk profile substantially changes, market pricing or implied volatility substantially change, due diligence raises concerns or any other conditions material to the successful closing of the transaction change, the Investor reserves the right to terminate the Agreement at any time before delivering to the Non Affiliate Debtholder the cash consideration as described hereof.

15.         Post-Closing Expenses. The Issuer will bear any and all miscellaneous expenses that may arise as a result of this Agreement post-closing. These expenses include, but are not limited to transfer agent fees, equity issuance fees, etc. The failure to pay any and all Post-Closing Expenses will be deemed a default as described in Section 5.1.10 herein.

16.          Miscellaneous

16.1.
Counterparts. This Agreement may be executed in any number of counterparts by original, facsimile or email signature. All executed counterparts shall constitute one Agreement not withstanding that all signatories are not signatories to the original or the same counterpart. Facsimile and scanned signatures are considered original signatures.

16.2.
Severability. This Agreement is not severable. If any term in this Agreement is found by a court of competent jurisdiction to be unenforceable, then the entire Agreement shall be rescinded, the consideration proffered by the Investor for the remaining Debt acquired by Investor not converted by the Investor in accordance with this Agreement shall be returned in its entirety and any Conversion Shares in the possession or control of the Investor shall be returned to the Issuer.

16.3.
Legal Fees. Each Party will bear its mu legal expenses in the execution of this Agreement. If the Issuer defaults and the Investor is required to expend funds for legal fees and expenses, such costs will be reimbursed to the Investor, solely by the Issuer.

16.4.	Modification. This Agreement and the Note may only be modified in a writing signed by all Parties.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized, as of the date first written above.

TITAN IRON ORE CORP.

By:	/s/ Andrew Brodkey
Andrew Brodkey, President, CEO

Exhibit B.

NOTICE OF CONVERSION

The undersigned hereby elects to convert $                                        principal amount of the Note (defined below) into Shares of Common Stock of TITAN IRON ORE CORP., a(n) NEVADA Corporation (the "Borrower") according to the conditions of the convertible Notes of the Borrower dated as of September 18, 2013 (the "Notes"), as of the date written below. No fee will be charged to the Holder or Holder's Custodian for any conversion, except for transfer taxes, if any.

Box Checked as to applicable instructions:

[ ]
The Borrower shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee with DTC through its Deposit Withdrawal Agent Commission system ("DWAC Transfer").

Name of DTC Prime Broker: _______________________________________________________

Account Number: _______________________________________________________________

[ ]
The undersigned hereby requests that the Borrower issue a certificate or certificates for the number of shares of Common Stock set forth below (which numbers are based on the Holder's calculation attached hereto) in the name(s) specified immediately below:

Magna Group, LLC
EIN #: 27-2162659

Date of Conversion:

Conversion Price:

Shares to Be Delivered:

Remaining Principal Balance Due After This Conversion:

Signature

Print Name:

B-1